Exhibit 5.1
May 2, 2018
Hologic, Inc.
250 Campus Drive
Marlborough, MA 01752

Re:	Registration Statement on Form S-8 Relating to Hologic, Inc. Amended and Restated 2008 Equity Incentive Plan (the “Registration Statement”)
Ladies and Gentlemen:
We are outside counsel to Hologic, Inc., a Delaware corporation (the “Company”). We have been asked to deliver this opinion in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), of the above-captioned Registration Statement on Form S-8 filed by the Company with the SEC on the date hereof. The Registration Statement relates to the registration of 4,500,000 shares of common stock, $0.01 par value per share, of the Company (the “Shares”) issuable pursuant to the Hologic, Inc. Amended and Restated 2008 Equity Incentive Plan (the “2008 EIP”).
In rendering this opinion, we have examined, are familiar with, and have relied as to factual matters solely upon, copies of the Company’s Certificate of Incorporation, as amended, the Company’s Sixth Amended and Restated By laws, the 2008 EIP, the Registration Statement, and the Certificate Regarding Legal Opinions delivered to use by the Company, dated as of the date hereof (collectively, the “Documents”).
For purposes of this opinion, we have assumed without any investigation: (1) the legal capacity of each natural person, (2) the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies, (3) the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, (4) the authority of such persons signing on behalf of the parties thereto, (5) the due authorization, execution and delivery of all documents by the parties thereto, and (6) the truth, accuracy and completeness of the information, representations and warranties contained in the Documents.
Our opinions contained herein are limited to the laws of the Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting these laws, and the federal law of the United States of America, and we express no legal opinion upon any matter other than that explicitly addressed herein.
Our opinions hereafter expressed are based solely upon: (1) our review of the Documents; (2) discussions with those of our attorneys who have devoted substantive attention to the matters contained herein; and (3) such review of published sources of law as we have deemed necessary.
Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the 2008 EIP, will be validly issued, fully paid and non-assessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder. This opinion speaks only as of the date hereof and we assume no obligation to update this opinion at any date subsequent to the date hereof.

Very truly yours,

/s/ BROWN RUDNICK LLP